LAND USE RIGHT AGREEMENT ( THIS IS ONLY A TRANSLATION OF THE ORIGINAL CHINESE VERSION OF AGREEMENT)

Party A: Beijing Airport High-Tech Park Co. Ltd
Party B: Bio-Bridge Science (Beijing) Co. Ltd

Beijing Airport High-Tech Park Co. Ltd is a legal representative to have the legal land development right and was approved by Beijing Municipal Government and Shunyi District People Government.

Party A and Party B reaches the following agreement for Party B's industrial zone in the Tianzhu Export Processing Zone in accordance with the laws and provisions of the People's Republic of China.

Article 1

Party A agrees that Party B sets up a biotech engineering and technology project in Tianzhu Export Processing Zone and the total investment will be US$19 million. Party B's shareholder equity is US$1 million and the annual output will be RMB 10 billion, with the annual sales is RMB 10 billion, and the annual profit will be RMB 1 billion. The scope of business are the research and development, production, and sales of biotech engineering, biotech medicine and Chinese/western medicine. This Agreement should specify the land location, size, price ( including the land transfer price for National Land Resource and Housing Management Bureau of Beijing City and Shunyi District), payment terms and duration, each party's responsibility.

Article 2 Location, Size and Quality

The location of the land is on the west side of Zhuyuan West Road and the north side of Zhuyuan second Street. The total area is 17.313 mu ( 2.8 acre) including construction land 13 mu, and municipal land of 4.313. mu.

Article 3  Land Price

The land which Party A provides should be six tong ( with electricity, water supply, simple water drainage, communications, heat, and road) and one ping ( the land surface is smooth), and is with 50 year use right. The construction land price is RMB 225,000 per mu, and the municipal land price is RMB 90,000 per mu. The total land price is RMB 3,313,170. Party B will pay the amount in installments.

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Article 4 Payment Method and Terms

After signing the agreement, Party A should pay 50% of the total price for the construction land, which is RMB 1,462,500.

Within 90 days after the signing of the Agreement, Party B shall sign with the Bureau of National Land/ Resources and Housing Management for " Agreement for National Land Use Right". Party B should pay Party A another 50% of the construction land price, i.e. RMB 1,462,500, within 15 days after signing. Party A shall provide a copy certificate of the " National Land Use Right" to Party B within 7 days after receiving the payment.

Party B agrees that it will pays the municipal land price of RMB 388,170 to Party A before December 31, 2003.

Party A should provide the original certificate of " National Land Use Right" to Party B within 3 days after receiving the total payment.

Article 5 Responsibilities

1. Party A should assist Party B during the corporate registration process and get National Land Use Right certificate and provide B with all material and data for construction planning.

2. Party A should assist Party B to get all beneficial policies at the district and municipal levels.

3. Party A should make sure the "six tong one ping" condition be achieved before singing " National Land Use Right Agreement". The electricity power should get to the power room next to Party B. All other municipal pipes should be the same with Appendix 3. The ground level height of the Project should be within plus or minus 20 centimeters of the road height level adjacent to the Project.

4. Party B should guarantee that the corporate address for industrial/commercial purpose, tax purpose and statistics purpose should be in Beijing Tianzhu Export Processing Zone.

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5.    Party B should guarantee that the purpose of the land use is for industrial project, and should begin to construct with not less than 25% of the construction space within one year. The planning of the Project should correspond to the total planning of the Export Processing Zone.

6. Party B can appoint Party A to handle various procedures for construction with payment. The content of the service and charge can be negotiated.

7. The quantity of Party B's water use is 30 tons/per day, and the electricity should be 700 KVA.

8. The new Project of Party B in the Export Processing Zone should correspond to environmental protection requirement for the Zone.

Article 6 Defaults

1. If Party B cannot sign " National Land Use Right" agreement after signing the agreement, Party A should return 90% of the first payment to Party B after receiving the written notice from Party B.

2. If the " National Land Use Right" Agreement cannot be singed due to the reasons caused by Party A, Party A should return the all the paid amount plus 10% of the fist payment by Party B within 2 months.

3.    Party B should pay the total land price within the dates specified in
      Article 4. If Party B is unable to pay the amount on time, then it will pay the interest of 0.2% of the unpaid amount per day.

      If Party B is unable to pay the total land price after 2 months of the terminated payment date, Party A has the right to discharge from the agreement and not return to Party B the paid amount.

4. Party A shall execute the order of " No.83 Beijing Idle Land Management" stipulated by Beijing Municipal Government if Party B idles the land to a certain extent not allowed by law.

Article 7

Any disputes between the Parties arising from this Agreement shall be arbitrated by the Beijing Arbitration Committee.

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Article 8

If there is any change regarding national policies or laws, the Agreement shall be amended accordingly.

Article 9

If there is any matter not specified in the Agreement, both Parties can sign amendments. The amendments shall the same legal status as the Agreement.

Article 10

This Agreement consists of 6 original copies, among which Parties A and B keep 3 copies each, The Agreement takes effect after the signing of both Parties.

Appendix 1: Location Map

Appendix 2: Red Line Construction Line Four Angle Map
Appendix 3: Municipal Pipeline Map

Party A: Beijing Airport High-Tech Park Co. Ltd    /s/

Party B: Bio-Bridge Science (Beijing) Co. Ltd      /s/



May 28, 2003